Exhibit 10.1

EXECUTION VERSION

12/15/2024

December 15, 2024

Ms. Jacqueline Courtwright

Senior Executive Vice President, Chief Human Resources & Culture Officer

60 State Street, Boston, MA 02109

Dear Ms. Courtwright:

This retention agreement (this “Agreement”) is entered into by Jacqueline Courtwright (the “Executive”), Berkshire Hills Bancorp, Inc. (“Berkshire”) and Berkshire Bank in connection with the Agreement and Plan of Merger by and among Berkshire, Commerce Acquisition Sub, Inc., and Brookline Bancorp, Inc. (“Brookline”), dated as of December 16, 2024 (the “Merger Agreement”), pursuant to which: (i) Commerce Acquisition Sub, Inc. will merge with and into Brookline (the “Merger”), and, immediately following the Merger, Brookline will merge with and into Berkshire (the “Holdco Merger”) so that Berkshire is the surviving corporation in the Holdco Merger, and (ii) following the Holdco Merger, Berkshire Bank will merge with and into Brookline Bank, so that Brookline Bank is the surviving corporation (the “Bank Merger”) (references to the “Bank” herein refer to Berkshire Bank for periods prior to the Bank Merger and to Brookline Bank for periods following the Bank Merger).

1.	Effectiveness and Definitions

Capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Merger Agreement. This Agreement shall be effective upon the Effective Time. If the Executive’s employment with Berkshire or the Bank, as the case may be, terminates for any reason before the Effective Time, this Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder. Furthermore, if the Merger is not consummated, this Agreement will be of no force and effect.

2.	Merger-Related Compensation

As of the Closing Date, the Executive shall receive an amount equal to the total of $1,446,000, in full satisfaction of any payment obligations of the Bank under the Berkshire Bank Enhanced Change in Control Severance Plan, effective November 1, 2013 (the “CIC Plan”), less applicable tax withholdings (the total of such sum, the “CIC Agreement Amount”). The CIC Agreement Amount shall be paid to the Executive in a lump sum on the first regularly scheduled payroll cycle following the Closing Date.

Executive agrees and acknowledges that she will cease to be a participant in the CIC Plan as of the date the CIC Agreement Amount is paid to Executive and Executive will not be entitled to any further payments under the CIC Plan. Berkshire, the Bank and Executive acknowledge that the CIC Agreement Amount will be paid to Executive as of the Closing Date even though the Executive is expected to continue employment after the Closing Date.

Payment of the CIC Agreement Amount will be in addition to, and not in lieu of, any compensation to which Executive is entitled under any other benefit plan (with the exception of the CIC Plan, as stated above), including but not limited to, annual bonuses, benefits under any tax-qualified plans, and equity grants.

Ms. Jacqueline Courtwright

December 15, 2024

3.	Employment After Closing Date

Berkshire and the Bank anticipate that Executive will be an at-will employee of Berkshire and the Bank following the Closing Date as Senior Executive Vice President, Chief Human Resources & Culture Officer at a base salary rate of $370,000 per year for a period ending no later than one year after the Closing Date (the “Anniversary Date”). In addition to base salary, Executive will be entitled to incentive compensation, equity awards and employee benefits as similarly situated executives. In the event of a termination of Executive’s employment without Cause (as defined below) or a termination of Executive’s employment for Good Reason (as defined in Section 4 of this Agreement), in either case before the Anniversary Date, the Executive will be entitled to a lump sum payment equal to the unpaid base salary for the remaining period until the Anniversary Date, to be paid on the first regularly scheduled payroll cycle following the date of such termination, less required tax withholding.

For purposes of this Agreement, “Cause” shall mean any of the following:

(a)            conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, (i) willful failure or refusal to perform material responsibilities that have been requested by the CEO; (ii) dishonesty to the CEO with respect to any material matter; or (iii) misappropriation of funds or property of the Bank or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Bank property for personal purposes;

(b)            the commission by Executive of acts satisfying the elements of (i) any felony or (ii) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(c)            any misconduct by Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Bank or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(d)            continued failure by Executive to use his best efforts to perform his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such failure to use best efforts from the CEO;

(e)            a material violation by Executive of any of the Bank’s written employment policies; or

(f)             Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Bank to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Ms. Jacqueline Courtwright

December 15, 2024

4.	Good Reason

By entering into this Agreement, Executive hereby acknowledges and agrees that for purposes of determining whether Executive has experienced “Good Reason” under this Agreement at any time following the Closing Date, all references in this Agreement to “Good Reason” shall mean (i) a material diminution in Executive’s responsibilities, authority or duties; (ii) a material diminution in Executive’s base salary, except for across-the-board salary reductions of not more than ten percent (10%) based on Berkshire’s financial performance similarly affecting all or substantially all senior management employees of the Bank; (iii) a material change in the geographic location of the principal office of the Bank to which the Executive is assigned, such that there is an increase of at least thirty (30) miles of driving distance to such location from Executive’s principal residence as of such change; or (iv) a material breach of any of the provisions of this Agreement by Berkshire and the Bank.

Notwithstanding the foregoing, prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within sixty (60) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such thirty (30) day cure period, then Executive may deliver a notice of termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

5.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflicts of law principles, except to the extent governed by federal law in which case federal law shall govern.

6.	Entire Agreement; Amendments

This Agreement is the entire agreement of the parties with respect to its subject matter and supersedes any and all prior or contemporaneous discussions, representations, understandings or agreements regarding its subject matter. This Agreement may not be altered, modified or amended except by written instrument signed by the parties.

7.	Section 409A

The parties intend that the benefits and rights provided under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, guidance and other interpretative authority issued thereunder to the extent subject thereto (“Section 409A”), and the provisions of this Agreement shall be construed in a manner consistent with that intent and the requirements for avoiding taxes or penalties under Section 409A. If either party believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other parties and all parties shall negotiate reasonably and in good faith to amend or clarify the terms of such benefits and rights such that they do not violate Section 409A (with the intent and effect of avoiding any adverse economic effect for Executive). No party, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A. To the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “separation” or like terms shall have the meaning set forth in Section 409A.

Ms. Jacqueline Courtwright

December 15, 2024

8.	Miscellaneous

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision hereof, and this Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Notwithstanding anything herein contained to the contrary, any payments to Executive by Berkshire or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

Ms. Jacqueline Courtwright

December 15, 2024

If this Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

Berkshire Hills Bancorp, Inc.

By: /s/ Nitin J. Mhatre
Duly Authorized Officer
Nitin J. Mhatre, Chief Executive Officer and President

Berkshire Bank

By: /s/ Nitin J. Mhatre
Duly Authorized Officer
Nitin J. Mhatre, Chief Executive Officer

Accepted and Agreed

I hereby agree with and accept the terms and conditions of this Agreement:

/s/ Jacqueline Courtwright
Name: Jacqueline Courtwright
Date: December 15, 2024

[Signature Page to Courtwright Retention and Award Agreement]